MORGAN & COMPANY

Chartered Accountants

February 8, 2006
Securities and Exchange Commission 100 F Street NE Washington, DC 20549 USA
Dear Sirs:

RE: ANTICUS INTERNATIONAL CORPORATION FILE REF. NO. 333-101420

We were previously the principal accountants for Anticus International Corporation and we reported on the financial statements of Anticus International Corporation for the years ended June 30, 2005 and 2004. As of February 3, 2006, we were not engaged as the principal accountants for Anticus International Corporation. We have read Anticus International Corporation’s statements under Item 4 of its Form 8-K dated, February 3, 2006, and we agree with such statements.

For the most recent fiscal period through to February 3, 2006, there has been no disagreement between Anticus International Corporation and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,
/s/ Morgan & Company Chartered Accountants
Tel: (604) 687-5841		P.O. Box 10007 Pacific Center
Fax: (604) 687-0075	MEMBER OF	Suite 1488 – 700 West Georgia Street
www.morgan-cas.com	JHI	Vancouver, B.C. V7Y 1A1